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                                                                     EXHIBIT 99A

                                    EXHIBIT A

                   LOAN AND SECURITY/STOCK PURCHASE AGREEMENT

         LOAN AND SECURITY/STOCK PURCHASE AGREEMENT ("Agreement") is made as of the __ day of May, 2002, by and between LUCILLE FARMS, INC., a Delaware corporation having its principal place of business at 150 River Road, P.O. Box 517, Montville, NJ 07045 ("Lucille Farms"), LUCILLE FARMS OF VERMONT, INC., a Vermont corporation with its principal place of business at Jonergin Lane, Swanton, VT 05488 ("Borrower"), and ST. ALBANS COOPERATIVE CREAMERY, INC., a Vermont corporation having a place of business at 140 Federal Street, St. Albans, Vermont 05478 ("St. Albans").

         WHEREAS, Borrower is a wholly-owned subsidiary of Lucille Farms; and

         WHEREAS, St. Albans currently holds accounts receivable in the amount of $5,567,221 (through April billings) due from the Borrower in connection with sales of milk and milk products pursuant to an Agreement effective as of November 1, 1995 (the "Supply Agreement"); and

         WHEREAS, St. Albans has agreed to (a) extend to the Borrower a loan in the principal amount of One Million Dollars ($1,000,000) (the "Loan") for the purpose of refinancing certain accounts payable of the Borrower past due to St. Albans, subject to the terms and conditions set forth in this Agreement, and (b) convert certain current accounts receivable due from the Borrower in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) into equity in Lucille Farms; and

         WHEREAS, St. Albans has assisted Borrower in obtaining a working capital loan from CoBank, ACB ("CoBank"), by providing a guaranty to CoBank (the "CoBank Guaranty"); and

         WHEREAS, Lucille Farms has proposed to acquire National Provisions, Inc., a Florida corporation ("National Deli") and Florida Deli Pickle Company, Inc., a Florida corporation ("Miramar Pickle"), by merging each of such companies with a separate wholly owned subsidiary of Lucille Farms (the "Acquisitions");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1. The Loan.

            1.1 Amount. Upon the terms and subject to the conditions of this Agreement, St. Albans hereby extends the Loan to the Borrower by converting One Million Dollars ($1,000,000) of current accounts receivable due from the Borrower to a loan.

            1.2 Term; Maturity Date. The entire unpaid principal sum disbursed and outstanding, together with any accrued interest thereon remaining unpaid and any other sums due St. Albans in connection with the Loan, shall be due and payable in full on April 14, 2005 (the "Maturity Date").

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            1.3 Note. The Loan shall be evidenced by and repaid in accordance with the terms of a promissory note of the Borrower in the amount of the Loan (the "Note") payable to the order of St. Albans. The Note shall be convertible into Lucille Farms common stock, par value $.001 per share ("Common Stock") at $6.00 per share at any time by St. Albans and, at the option of Borrower at any time and from time to time, the Note shall automatically be converted into Common Stock at $6.00 per share, if the closing price (last trade) for the Common Stock, as reported by Nasdaq or, in the event not reported on Nasdaq, such other exchange or system on which the Common Stock may be listed, is $8.00 or higher for a period of 30 consecutive trading days and, in the case where such conversion is at the option of Lucille Farms, within 10 business days thereafter, Lucille Farms gives written notice of conversion to St. Albans. Interest shall accrue on the outstanding principal balance at the Applicable Federal Rate as of the date of the Note. Accrued interest shall be paid annually in arrears on each anniversary date of the Note. The Note shall be substantially in the form of Exhibit 1.3.

         2. Audits by St. Albans. During such time as the Note remains outstanding, St. Albans shall have the right at any time and from time to time upon reasonable request to inspect during business hours any of the business properties or premises of the Borrower and the books and records of the Borrower relating to its general business affairs and its financial condition.

         3. Security. Repayment of the Loan, together with interest thereon and all other charges as provided herein or in any instrument or document executed in connection herewith with respect to the Loan, and any amount that St. Albans shall be required to pay in connection with the CoBank Guaranty, including reasonable attorneys' fees and other expenses, and all future trade accounts receivable of St. Albans due and owing from the Borrower, shall be secured by the following (together referred to as the "Collateral"), which security interests shall be subordinate to all existing bank and institutional debt and purchase money obligations:

            3.1 Borrower hereby grants, assigns, and pledges to St. Albans a security interest in all personal property and fixtures of every kind and nature, including without limitation, all furniture, fixtures, equipment, raw materials, inventory, goods, accounts, contracts and contracts rights (including contracts to supply products to third parties), insurance refund claims and all other insurance claims and proceeds, tort claims, documents, instruments (including certificated securities), deposit accounts and all general intangibles, including, without limitation, all uncertificated securities, tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which each of the Borrower possesses, uses, or has authority to possess or use property (whether tangible or intangible) of others, or others possess, use, or have authority to possess or use property (whether tangible or intangible) of the Borrowers, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics and all additions, substitutions, replacements and accessions, proceeds, and products of any of the foregoing; provided that the Collateral shall not include the property (if any) described on Exhibit 3.1 hereto.

            3.2 A mortgage (the "Mortgage") on the real property and fixtures owned by the Borrower and located on Jonergin Drive, in Swanton, Vermont, or used by the Borrower in connection with the operation of the manufacturing plant and whey drying facility (the "Mortgaged Property").

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            Failure to specifically list any security shall not limit St.
Albans' rights in property that St. Albans otherwise may have from time to time as security for the Loan, and the term "Collateral" shall include all such property.

         4. Equity Conversion

            4.1 Sale and Purchase of Common Stock. Lucille Farms hereby sells, assigns, and delivers to St. Albans, and St. Albans hereby purchases from Lucille Farms, 333,333 shares of Common Stock (the "Common Shares") for an aggregate purchase price of $1,000,000 (the "Common Stock Purchase Price"). As full payment of the Common Stock Purchase Price, St. Albans hereby cancels, forever discharges, and deems paid in full $1,000,000 in accounts payable currently owed by Borrower to St. Albans.

            4.2 Sale and Purchase of Preferred Stock and Common Stock Purchase Warrant. Lucille Farms hereby sells, assigns, and delivers to St. Albans, and St. Albans hereby purchases from Lucille Farms, (a) 583 shares of Lucille Farms' Series B Convertible Redeemable Preferred Stock (the "Preferred Shares") and (b) a 10-year warrant to purchase 583,333 shares of Common Stock (as such amount may be adjusted as hereinafter set forth) at $.01 per share (the "Common Stock Purchase Warrant"), for an aggregate purchase price of $3,500,000 (the "Preferred Stock/Warrant Purchase Price"). Each Preferred Share shall (i) be convertible into 1,000.57 shares of Common Stock, (ii) automatically shall be converted into such number of shares of Common Stock in the event that the closing price (last trade) of the Common Stock, as reported by Nasdaq or, in the event not reported on Nasdaq, such other exchange or system on which the Common Stock may be listed, is $8.00 or more for 30 consecutive trading days, and (iii) may be redeemed by Lucille Farms at a redemption price of $6,003.43. The Common Stock Purchase Warrant may not be exercised for a period of three years from the date hereof (the "Three Year Period"). If, during the Three Year Period, the closing price (last trade) of the Common Stock (the "Closing Price"), as reported by Nasdaq, or in the event not reported on Nasdaq, such other exchange or system on which the Common Stock may be listed, is $8.00 or higher for 30 consecutive trading days, the Common Stock Purchase Warrant shall terminate. If, during the Three Year Period, the Closing Price is not $8.00 or higher for 30 consecutive trading days, then the Common Stock Purchase Warrant may be exercised on a pari passu basis percentage wise with the concurrent conversion of the Preferred Shares (i.e. if 50% of the 583 Preferred Shares are converted, concurrently therewith the Common Stock Purchase Warrant may be exercised to the extent of 50% of the 583,333 shares of Common Stock covered thereby). To the extent Preferred Shares have been converted or redeemed prior to the expiration of the Three Year Period, the Common Stock Purchase Warrant may not be exercised. In the event the Acquisitions are not consummated by September 30, 2002 (or October 31, 2002 in the event the Acquisitions require the holding of a Lucille Farms shareholder meeting) for the amount of consideration (i.e. shares of Common Stock and the warrants) previously represented to St. Albans, then the number of shares of Common Stock into which the Common Stock Purchase Warrant shall be exercisable shall be determined by dividing $3,500,000 by the closing price (last trade) of the Common Stock on October 31, 2002, as reported by Nasdaq, such other exchange or system on which the Common Stock may be listed, and deducting from the quotient obtained thereby the number 583,333; provided however that the end number so obtained shall in no event exceed 1,416,667 shares of Common Stock; and provided further that if between the date hereof and October 31, 2002, the closing price (last trade) of the Common Stock, as reported by Nasdaq or, in the event not reported on Nasdaq, such other exchange or system on which the Common Stock may be listed, is $3.00 or more for 20 consecutive trading days then the number of shares of Common Stock into which the Common Stock Purchase Warrant may be exercisable shall be 583,333 shares of Common Stock.. The Common Stock Purchase Warrant shall be substantially in the form of Exhibit 4.2. As full payment of the Preferred Stock Purchase Price, St. Albans hereby cancels, forever discharges, and deems paid in full $3,500,000 in accounts payable currently owed by Borrower to St. Albans.

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         5. Representations and Warranties of Lucille Farms and Borrower. To
induce St. Albans to enter into this Agreement, each of Lucille Farms and the Borrower hereby represents and warrants to St. Albans that:

            5.1 Existence and Authority of Lucille Farms. Lucille Farms is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The execution, delivery, and performance of this Agreement and the documents executed in connection herewith (collectively, the "Documents") by Lucille Farms and the consummation by Lucille Farms of the transactions with St. Albans contemplated hereby (i) have been duly authorized by all necessary corporate action, and (ii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Lucille Farms is subject or any judgment, order, writ, injunction, license, or permit applicable to Lucille Farms.

            5.2 Existence and Authority of Borrower. Borrower is a corporation duly organized and validly existing under the laws of the State of Vermont, and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The execution, delivery, and performance of this Agreement and the Documents by Borrower and the consummation by Borrower of the transactions with St. Albans contemplated hereby (i) have been duly authorized by all necessary corporate action, and (ii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Borrower is subject or any judgment, order, writ, injunction, license, or permit applicable to Borrower.

            5.3 Enforceability. The execution and delivery by Lucille Farms and Borrower of this Agreement and the Documents to which they are a party constitute their valid and legally binding obligation enforceable against them in accordance with their respective terms and provisions, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights and by general principles of equity, which may limit the enforceability of such obligations.

            5.4 Governmental Approvals. The execution, delivery, and performance by Lucille Farms and Borrower of this Agreement and the Documents to which they are a party, and the consummation by them of the transactions contemplated hereby and thereby do not require the approval or consent of, or the filing with, any governmental agency or authority other than those already obtained or made, those set forth on Schedule 5.4 hereof, and the recording of the Mortgage and related financing statements in the appropriate records offices.

            5.5 Capitalization. The authorized capital stock of Lucille Farms consists of (a) 10,000,000 shares of Common Stock, of which 2,971,342 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which there are outstanding 216 shares designated as Series A Convertible Redeemable Preferred Stock. Except (x) as set forth on Exhibit 5.5 hereof, and (y) for 2,173,914 shares of Common Stock and warrants to purchase 869,566 shares of Common Stock at $3.00 per share currently anticipated to be issued to the shareholders of National Deli and Miramar Pickle in connection with the Acquisitions, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements or rights of any kind or nature in respect of the authorized but unissued shares of capital stock of Lucille Farms and none of such shares are reserved for issuance for any purpose.

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            5.6 Securities and Exchange Commission Filings; Financial Statements

                (a) Lucille Farms has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1994 and has heretofore delivered to St. Albans in the form filed with the SEC (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and (ii) its Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2001 and September 30, 2001, and December 31, 2001 (collectively, "Lucille Farms SEC Reports"). Lucille Farms' SEC Reports (x) were prepared in accordance with SEC requirements, and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, Lucille Farms has delivered to St. Albans a draft copy of Lucille Farms' financial results for the three (3) month period ended March 31, 2002 (the "Current Financial Results"), which Current Financial Results have not been filed with the SEC.

                (b) The financial statements contained in Lucille Farms' SEC Reports and the Current Financial Results have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Lucille Farms as at the respective dates thereof and the results of operations of Lucille Farms for the periods indicated, except that the unaudited interim financial statements and the Current Financial Results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Since the date of the Current Financial Results there has not been any material adverse change in the financial condition of Lucille Farms.

            5.7 No Breach or Violation. The consummation of the transactions with St. Albans hereby contemplated and the performance of this Agreement will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan or credit agreement, trust agreement, partnership agreement, by-laws, articles of association, shareholder agreement, or other instrument to which Lucille Farms or the Borrower is a party or by which either may be bound or affected.

            5.8 Taxes. Lucille Farms and the Borrower have filed or caused to be filed all federal, state, and local tax returns required to be filed and have paid or caused to be paid all taxes, assessments, and governmental charges and levies thereon, including any interest and penalties, to the extent the same have become due. Lucille Farms and the Borrower have set up reserves that are believed by them to be adequate for the payment of such taxes are not yet due. Nothing contained in this subsection shall prevent Lucille Farms and the Borrower from contesting in good faith any tax or assessment assessed against them so long as adequate reserves for payment of the same have been made and verified to St. Albans.

            5.9 Absence of Actions. There is no pending or threatened action or proceeding against or affecting Lucille Farms or the Borrower before any court, governmental agency, arbitrator, or otherwise which may, in one case or in the aggregate, materially adversely affect the validity or enforceability of the Mortgage, or the priority of the lien thereof, or any Collateral, or the financial condition, operations, properties, or business of Lucille Farms or the Borrower, or which would prevent or impair Lucille Farms or the Borrower from complying with or performing any of the provisions of this Agreement or the Documents. Neither Lucille Farms nor the Borrower is in default with respect to any judgment, decision, order, writ, injunction, decree, or demand of any court or any governmental authority.

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            5.10 Compliance With Other Instruments, Laws, Etc. Neither Lucille
Farms nor the Borrower is in violation of any agreement or instrument to which it may be subject or by which it or any of its properties may be bound, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of Lucille Farms or the Borrower.

            5.11 Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct the Borrower's business substantially as now conducted and as presently proposed to be conducted, and is not in violation of any valid rights of others with respect to any of the foregoing.

            5.12 Ownership. Except for the security interest of St. Albans therein and the liens identified in Exhibit 5.12, the Borrower is the owner of all Collateral free from any lien, security interest, encumbrance or other right, title or interest of any other person, firm or corporation, and the Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein adverse and subordinate to St. Albans.

         6.(a) Covenants of Lucille Farms. Lucille Farms covenants and agrees with St. Albans: (i) to use its best efforts so as to place a designated representative of St. Albans on the Board of Directors of Lucille Farms and on the audit committee of the Board (or if such representative is unable to qualify for the audit committee, to attend audit committee meetings) for such period of time that St. Albans owns at least 166 Preferred Shares, which Board shall have no more than seven (7) members unless NASDAQ requires additional independent directors to sit on the audit committee of the Board, in which case the Board shall consist of no more than seven (7) members plus such number of additional directors as is required to satisfy Nasdaq's requirement for independent Board members on the audit committee of the Board, (ii) to use its good faith efforts to renegotiate or refinance existing debt to ensure adequate working capital for the Borrower and to obtain terms more favorable to the Borrower, and (iii) in connection with (ii) above, in the event of a renegotiation of debt with CoBank,
(A) to use its good faith efforts to have St. Albans removed from the CoBank Guaranty, and (B) to not cause the release of any collateral or guaranty until St. Albans has been fully released from the CoBank Guaranty.

         (b) Covenants of Borrower. Borrower covenants and agrees that, in the event Borrower shall seek to sell the Mortgaged Property and the Collateral used in connection with the operation of the manufacturing plant (including the whey drying facility), St. Albans shall have a thirty day right of first refusal with respect thereto (the "Right of First Refusal").

         7. Representations, Warranties and Covenants of St. Albans. To induce Lucille Farms and the Borrower to enter into this Agreement, St. Albans hereby represents and warrants to each of them that:

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            7.1 Existence and Authority of St. Albans. St. Albans is a
corporation duly organized and validly existing under the laws of the State of Vermont and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The execution, delivery and performance of this Agreement and the Documents by St. Albans and the consummation by St. Albans of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action, and (ii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which St. Albans is subject or any judgment, order, writ, injunction, license, or permit applicable to St. Albans.

            7.2 Enforceability. The execution and delivery by St. Albans of this Agreement and the Documents to which it is a party constitutes its valid and legally binding obligation enforceable against it in accordance with their respective terms and provisions, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights and by general principles of equity, which may limit the enforceability of such obligations.

            7.3 Governmental Approvals. Except as set forth on Schedule 7.3 hereof, the execution, delivery, and performance by St. Albans of this Agreement and the Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not require the approval or consent of, or the filing with, any governmental agency or authority.

            7.4 No Breach or Violation. The consummation of the transactions hereby contemplated and the performance of this Agreement will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan or credit agreement, trust agreement, partnership agreement, by-laws, articles of association, shareholder agreement, or other instrument to which St. Albans is a party or by which it may be bound or affected.

            7.5 Accredited Investor. St. Albans is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Act").

            7.6 Investment Knowledge. St. Albans has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of St. Albans' investment in Lucille Farms.

            7.7 St. Albans' Independent Investigation. St. Albans, in purchasing the Common Shares, the Preferred Shares, the Common Stock Purchase Warrant and the Note (collectively, the Securities") hereunder, has relied solely upon an independent investigation made by it and its representatives, if any. Prior to the date hereof, St. Albans has been given the opportunity to ask questions of, and receive answers from, representatives of Lucille Farms. St. Albans also has been given access to and the opportunity to examine all books and records of Lucille Farms, and all material contracts and documents of Lucille Farms which have been filed as exhibits to Lucille Farms' filings made under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In making its investment decision to purchase the Securities, St. Albans is not relying on any oral or written representations or assurances from Lucille Farms or any other person other than as set forth in this Agreement. St. Albans acknowledges that it has received and reviewed Lucille Farms' SEC Reports and the Current Financial Results. St. Albans is knowledgeable about the affairs of Lucille Farms.

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            7.8 Investment Intent. The Securities are being acquired for St.
Albans' own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein.

            7.9 Registration. St. Albans understands that (a) the Securities have not been registered under the Act by reason of their issuance in a transaction exempt from the registration requirements of the Act, (b) the Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from such registration (and Lucille Farms has no present intention of registering any disposition of the Securities), (c) the certificates evidencing the Securities shall bear a legend to such effect, and (d) Lucille Farms will make a notation on its transfer books to such effect.

            7.10 St. Albans' Economic Risk. St. Albans understands and acknowledges that an investment in Lucille Farms involves numerous and substantial risks. In particular, St. Albans understands and acknowledges that there are limitations on the liquidity of the Securities. St. Albans represents that St. Albans is able to bear the economic risk of an investment in Lucille Farms, including a possible total loss of investment. In making this statement St. Albans hereby represents and warrants to Lucille Farms that St. Albans has adequate means of providing for St. Albans' current needs and contingencies, and that St. Albans is able to afford to hold the Securities for an indefinite period. Further, St. Albans represents that St. Albans has no present need for liquidity in the Securities and St. Albans is willing to accept such investment risks.

            7.11 No Government Recommendation or Approval. St. Albans understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Lucille Farms or the purchase of the Securities.

            7.12 No Tax Advice From Lucille Farms or Its Agents. St. Albans has had an opportunity to review with its own tax advisors this Agreement and the tax consequences of the transactions contemplated by this Agreement. St. Albans is relying solely on such advisors and not on any statements or representations of Lucille Farms or any of its agents and understands that St. Albans (and not Lucille Farms) shall be responsible for St. Albans' own tax liability that may arise as a result of the transactions contemplated by this Agreement.

            7.13 No Legal Advice from Lucille Farms or Its Agents. St. Albans has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. St. Albans is relying solely on such counsel and not on any statements or representations of Lucille Farms or any of its agents for legal advice with respect to this Agreement and the transactions contemplated by this Agreement, except for representations, warranties and covenants set forth herein.

            7.14 Resales of Securities. St. Albans acknowledges, covenants, and agrees that St. Albans may not and will not sell or otherwise transfer the Securities or the shares of Common Stock issuable upon conversion of the Preferred Shares or the Note or the exercise of the Common Stock Purchase Warrant (the "Conversion Shares") unless such sale or transfer is made pursuant to an effective and current registration statement under the Act or pursuant to an exemption from registration under the Act. Prior to any sale or transfer (except a sale or transfer pursuant to an effective and current registration statement), St. Albans shall deliver to Lucille Farms (a) a written notice briefly describing the manner of such sale or transfer, (b) if requested by Lucille Farms, a written opinion of counsel for St. Albans (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to Lucille Farms) to the effect that such sale or transfer may be effected without the registration of such sale or transfer under the Act and applicable state law, and (c) an agreement, duly executed by the purchaser or transferee, containing a provision substantially similar to this Section 7.14, and containing such other provisions, agreements, representations, and warranties as Lucille Farms shall reasonably request.

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            7.15 Restrictive Legend. To insure compliance with the provisions of the Act and state securities laws, the certificates evidencing the Securities and the Conversion Shares shall bear a legend substantially as follows:

            "The securities represented by this certificate have been acquired for investment and have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any applicable state statutes. Such securities may not be sold, transferred, pledged, hypothecated, or otherwise disposed of unless (i) a registration statement under the Act and applicable state securities laws shall have become effective with regard thereto or (ii) an exemption from registration exists under the Act (or regulations promulgated thereunder) and applicable state securities laws and such exemption is applicable thereto."

         8. Milk and Milk Products Supply.

            8.1 Exclusive Contract For Volume. For a period of four (4) years beginning on the effective date of this Agreement, the Borrower shall (a) purchase all of its requirements for milk and milk by-products from St. Albans to the extent that St. Albans has sufficient volume available for sale, and (b) to the extent that St. Albans cannot supply the Borrower's requirements itself, the Borrower shall purchase their additional requirements for milk and milk by-products through St. Albans; provided, however, that the price for such milk and milk by-products (including handling charges, premiums, etc.) is competitive with prices the Borrower could obtain elsewhere.

            8.2 Price Concessions.

                (a) Notwithstanding any contrary provision in the Supply Agreement, for the period commencing April 1, 2002, and ending on March 31, 2006, St. Albans shall sell milk and milk products to the Borrower at the following prices.

                    (i) The price for milk will be the announced USDA milk component prices for each month, plus * (on and all inclusive basis, including handling, quality premium, administration, etc., but excluding the USDA Administrator's dues) (the "Milk Premium"), and

                    (ii) The price for skim condensed will be the announced USDA milk component prices for each month plus * (the "Skim Condensed Premium");

provided, however, that Borrower shall not be responsible for or pay the Milk Premium or the Skin Condensed Premium on purchases for any month until such time as the aggregate savings on purchases for the month from not having to pay the same equals * (the "Total Allowable Monthly Savings"), after which time the Borrower shall pay the Milk Premium and the Skim Condensed Premium for purchases made during the balance of the month. The savings so enjoyed by the Borrower with respect to the Milk Premium and the Skim Condensed Premium are hereinafter referred to as the "Price Concessions".

            The prices referred to in (i) and (ii) above, and the amount of the Total Allowable Monthly Savings will be reviewed and renegotiated by St. Albans and the Borrower in good faith on or before January 1, 2005, for the fiscal year beginning April 1, 2006.

                (b) Notwithstanding anything to the contrary contained in
Section 8.2(a) hereof, in the event the Acquisitions are not consummated by September 30, 2002 (or October 31, 2002 in the event the Acquisitions require the holding of a Lucille Farms shareholder meeting) for the amount of consideration (i.e. shares of Common Stock and the warrants) previously represented to St. Albans, then the obligation of St. Albans to extend the aforesaid pricing concessions shall terminate as of March 31, 2003, and St. Albans and the Borrower shall renegotiate, in good faith, new milk and milk product supply terms for the fiscal year beginning April 1, 2004.

            8.3 Weekly Payment For Purchases. The Borrower shall pay St. Albans for all milk and milk product purchases from or through St. Albans on a weekly basis in arrears based on estimated prices and volume of purchases for the then current calendar month. If St. Albans and the Borrower cannot agree on the estimated prices and volume of purchases for the then current calendar month, then the actual prices and volume of purchases for the previous calendar month shall be used to determine the amount of the weekly payment. There shall be an accounting no later the fifteenth day of the following calendar month to reconcile the actual prices and volume of purchases with the estimated prices and volume of purchases and any additional payment due from the Borrower shall be made within five (5) business days of the receipt of the accounting from St. Albans. In lieu of making the weekly payments required in this subsection, the Borrower may provide to St. Albans a letter of credit or a bond from a financial institution and in form and substance acceptable to St. Albans, covering the purchases to be made for the period covered by the letter of credit or bond. Any current accounts receivable not converted pursuant to this Agreement shall be paid as part of the accounting for purchases during the month of April.

            8.4 Reimbursement For Price Concessions. Commencing with Borrower's 2003 fiscal year (ending March 31, 2003), if, for any fiscal year in which St. Albans had made Price Concessions to the Borrower pursuant to Section 8.2(a) hereof, the Borrower achieves profits of more than $1,000,000, then the Borrower shall pay to St. Albans as an additional market premium fifty percent (50%) of pre-tax profits over $1,000,000; provided, however, that under no circumstances shall the additional market premium in any fiscal year exceed the total Price Concessions for that fiscal year. Pre-tax profits of the Borrower shall be those profits of Borrower utilized in preparing Lucille Farms' Form 10-K for the applicable fiscal year, except that (a) management fees to Lucille Farms shall be limited to the Borrower's equitable share of Lucille Farms' actual costs of operations (accounting, legal, rent, salaries, etc.), and (b) inter-company transactions shall be accounted for as though they were entered into on an arms length basis.

            8.5 Supply Agreement. Except as specifically modified by this
Section 8, the terms and conditions of the Supply Agreement shall remain in full force and effect.

         9. Deliveries by the Parties.

            9.1 Deliveries by St. Albans. Concurrently with the execution and delivery of this Agreement, St. Albans is delivering to:

                (a) Borrower: Outstanding invoices in the aggregate amount of $1,000,000, reflecting amounts billed to, but not paid by, Borrower, each of which shall be marked "paid in full."

                (b) Lucille Farms: Outstanding invoices in the aggregate amount of $4,500,000, reflecting amounts billed to, but not paid by, Borrower, each of which shall be marked "paid in full."

            9.2 Deliveries by Borrower to St. Albans. Concurrently with the execution and delivery of this Agreement, Borrower is delivering to St. Albans:

                (a) The Note.

                (b) UCC-1 financing statements representing the subordinated security interest granted pursuant to Section 3.1 hereof.

                (c) The Mortgage.

                (d) The Right of First Refusal.

            9.3 Deliveries by Lucille Farms to St. Albans. Concurrently with the execution and delivery of this Agreement, Lucille Farms is delivering to St. Albans:

                (a) A certificate of the Common Shares.

                (b) A certificate for the Preferred Shares.

                (c) The Common Stock Purchase Warrant.

         10. Miscellaneous.

            10.1 Assignment of Agreement by Lucille Farms and the Borrower. This Agreement shall not be assignable by Lucille Farms or the Borrower without St. Albans prior written consent, and any attempted assignment without St. Albans prior written consent shall create a default under the Note.

            10.2 Assignment of Agreement by Lender. This Agreement and the Documents may not be assigned by St. Albans without the prior written consent of Lucille Farms and Borrower, except in connection with a merger with another entity or the restructuring of the business of St. Albans.

            10.3 Indemnification.

                 10.3.1 Indemnification of St. Albans. Each of Lucille Farms and the Borrower agrees to indemnify and hold harmless St. Albans from and against any and all claims, actions, suits, liabilities, losses, damages and expenses (including reasonable attorney's fees) arising out of the breach of any of their representations, warranties, covenants, or obligations contained in this Agreement.

                 10.3.2 Indemnification of Lucille Farms and the Borrower. St. Albans agrees to indemnify Lucille Farms and the Borrower from and against any and all claims, actions, suits, liabilities, losses, damages and expenses (including reasonable attorney's fees) arising out of the breach of any of St. Albans representations, warranties, covenants, or obligations contained in this Agreement.

            10.4 Entire Agreement; Revisions. This Agreement expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, representations, agreements, and understandings relating to the subject matter thereof, whether written or oral. Each of the parties acknowledges that it and its counsel have had an opportunity to review this Agreement. There are no implicit or oral understandings or agreements not fully and accurately set forth in this Agreement. It is understood and agreed that no amendment to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

            10.5 Waiver of Rights. Neither the failure by any party to this Agreement to exercise, nor the delay by any party to this Agreement in exercising, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

            10.6 Notices. Any demand upon or notice to the parties hereto shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by telex, answerback received, or electronic facsimile transmission, receipt acknowledged, or delivered to a telegraph company or overnight courier, in each case addressed to the parties at the address shown below or such other address as a party may advise the others in writing.

         Lender:                    St. Albans Cooperative Creamery, Inc.
                                    140 Federal Street
                                    St. Albans, VT  05478
                                    Attention:  Leon J. Berthiaume
                                    Fax: (802) 527-1769

         Copy to:                   Austin D. Hart, Esq.
                                    Dinse, Knapp & McAndrew, P.C.
                                    209 Battery Street
                                    P.O. Box 949
                                    Burlington, VT 05402-0949
                                    Fax: (802) 862-6409

         Lucille Farms and          Lucille Farms, Inc.
         Borrower:                  150 River Road
                                    P.O. Box 517
                                    Montville, NJ 07045
                                    Attention:  Alfonso Falivene
                                    Fax: (973) 402-6361

         Copy to:                   Howard S. Breslow, Esq.
                                    Breslow & Walker, LLP
                                    100 Jericho Quadrangle
                                    Jericho, NY 11753
                                    Fax: (516) 822-6544

            10.7 Execution; Governing Law. This Agreement may be executed in duplicate, each of which shall be deemed an original. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

            10.8 Agreement not Intended as Partnership or Agency. The parties expressly disclaim any intention to create a partnership or joint venture or Agency pertaining to the subject matter of this Agreement.

            10.9 Agreement to Govern. In the event of any material inconsistencies between this Agreement and any of the documents executed in connection herewith, this Agreement shall govern.

            10.10 Costs, Expenses, and Taxes. St. Albans shall pay all costs and expenses in connection with the preparation, execution and delivery of the documents securing the Collateral. Lucille Farms shall pay any and all fees payable in connection with the recording thereof.

            10.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

            10.12 Headings. The headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement.

            10.13 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

            10.14 Confidentiality. Lucille Farms and the Borrower intend that the terms of this Agreement shall be confidential. Neither Lucille Farms nor Borrower shall release information to the public regarding the terms and conditions of this Agreement, including ,without limitation, the Price Concessions without the prior written consent of St. Albans which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Section 10.14, Lucille Farms may disclose such information as may be required to be disclosed by federal and state securities laws, a court of competent jurisdiction or any governmental agency having authority to compel such disclosure, or is otherwise required by law or in connection with its Nasdaq hearing.

            10.15 Venue. Lucille Farms and Borrower agree that they shall be subject to the jurisdiction of the courts of the State of Vermont and the federal courts for the District of Vermont. The exclusive venue for any proceeding arising out of or related in any way to this Agreement shall be in the courts of the State of Vermont and the federal courts for the District of Vermont and each of them hereby waives any objection to such venue.

         IN WITNESS WHEREOF, the parties hereto, acting by and through their duly authorized agents, have caused this Loan and Security Agreement/Stock Purchase Agreement to be executed as of the date first above written.

                               LUCILLE FARMS, INC.

                               By: /s/  Alfonso Falivene
                               Its ____________________ and duly
                               authorized agent

                               LUCILLE FARMS OF VERMONT, INC.

                               By: /s/  Alfonso Falivene
                               Its _________________ and duly authorized agent

                               LENDER

                               ST. ALBANS COOPERATIVE CREAMERY, INC.

                               By: /s/  Leon Berthiaume
                      Its general manager and duly authorized agent

                                LIST OF EXHIBITS


Exhibit 1.3                Form of Note

Exhibit 3.1                Collateral Excluded From Lender's Security Interest

Exhibit 4.2                Form of Warrant

Exhibit 5.4                Governmental Approvals

Exhibit 5.5                Options, Warrants, Etc.

Exhibit 5.12               Existing Liens

Schedule 7.3               Governmental Approvals